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                                                                 Exhibit 10.2(m)

March 8, 2000

Ms. Sylvia (Sally) Price
54 W. Patent Road
Bedford Hills, NY  10507

Dear Sally:

We are pleased to offer you the position of VP, Group Account Director, with Modem Media, reporting to Dave Lynch, VP, Managing Director, starting on or before April 3, 2000.

The following confirms the specific agreement regarding your compensation if you accept the position of VP, Group Account Director with Modem Media:

o    Your annual base salary on your start date will be $200,000.00.

o Pending Board approval, you will be granted 10,000 stock options post-split. The options will vest over a period of three years, with the first 33% vesting one year from the grant date, and the remaining vesting scheduled at 33% annually for a period of two years thereafter. You will participate in future grants of options to be determined by Company management and the Board of Directors. The exercise price of the granted options will be the current fair market value on your date of grant or your date of hire, which ever occurs later.

o You will be eligible for 20 vacation days. In addition you are eligible for 2 personal days and 2 floating holidays each year.

o As discussed, we will provide you with an incentive based bonus scheme. At minimum you will be eligible for a merit bonus to the same extent all other employees are eligible, with a target of up to 25% of your annual base salary. Such bonus is dependent upon your performance, the overall financial performance of the Company, and is at the discretion of the Company's senior management.

Sally, we are looking forward to your joining Modem Media and playing a key role in our continued success. Please acknowledge your acceptance by signing the copy of your offer letter and confidentiality agreement and returning the documents to me in the enclosed envelope. If you have any questions or concerns, please give me a call.

Best Regards

/s/ Rose Zory
Rose Zory
Director, Human Resources

                                                Accepted By: /s/ Sally Price
                                                             Sally Price

                                                Date:        March 10, 2000